Exhibit (a)(5)(J)

Contacts:
Investors	Media
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Announces Completion of Tender Offer for Prosensa’s Shares

and Commences Subsequent Offering Period

SAN RAFAEL, Calif., January 15, 2015 — BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) announced today that it completed the initial offering period for the previously announced tender offer for all of the outstanding ordinary shares of Prosensa Holding N.V. (NASDAQ: RNA). As a result, BioMarin will purchase approximately 93.4% of Prosensa’s outstanding shares pursuant to the initial offering period for the tender offer. BioMarin also announced that it has commenced a subsequent offering period to provide Prosensa shareholders who have not yet tendered their shares the opportunity to do so. The subsequent offering period is scheduled to expire at 6:00 p.m., New York City time, on January 29, 2015.

About the Tender Offer

On December 12, 2014, BioMarin Falcons B.V. and BioMarin Giants B.V., each a subsidiary of BioMarin Pharmaceutical Inc., commenced a tender offer to acquire all of the outstanding ordinary shares of Prosensa Holding N.V. at a purchase price of $17.75 per share, net to the seller in cash, plus one non-transferrable contingent value right to receive cash payments of up to $4.14 per share in the aggregate upon the achievement of certain product approval milestones, in each case, without interest thereon and less any applicable withholding taxes. The initial offering period for the tender offer and withdrawal rights expired at 6:00 p.m., New York City time, yesterday. Based on information provided by the depositary for the offer, a total of 33,746,104 shares, representing approximately 93.4% of the aggregate number of shares outstanding, had been validly tendered and had not been validly withdrawn as of the initial expiration of the offer (excluding shares tendered pursuant to notices of guaranteed delivery procedures that had not yet been delivered in satisfaction of such guarantee). BioMarin Falcons B.V. and BioMarin Giants B.V. have accepted for payment all shares that were validly tendered and were not validly withdrawn from the offer, and payment for such shares will be made promptly in accordance with the terms of the offer. 933,445 additional shares are guaranteed to be delivered within two NASDAQ trading days pursuant to the guaranteed delivery procedures described in the offer, which, if added to the shares already validly tendered, would represent approximately 96.0% of the shares outstanding.

BioMarin Falcons B.V. and BioMarin Giants B.V. also announced today the commencement of a subsequent offering period scheduled to expire at 6:00 p.m., New York City time, on January 29, 2015. All shares properly tendered during the subsequent offering period will be immediately accepted for payment, and tendering holders will thereafter promptly be paid the same form and amount of offer consideration as in the initial offering period. The procedures for tendering shares during the subsequent offering period are the same as those applicable to the initial offering period, except that (i) the guaranteed delivery procedures may not be used during the subsequent offering period and (ii) no withdrawal rights will apply to shares tendered during the subsequent offering period.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include VIMIZIM® (elosulfase alfa) for MPS IVA, a product wholly developed and commercialized by BioMarin; Naglazyme® (galsulfase) for MPS VI, a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for MPS I, a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; KUVAN® (sapropterin dihydrochloride) Powder for Oral Solution and Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany and Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include pegvaliase (PEGylated recombinant phenylalanine ammonia lyase, formerly referred to as BMN 165 or PEG PAL), which is currently in Phase 3 clinical development for the treatment of PKU, talazoparib (formerly referred to as BMN 673), a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase 3 clinical development for the treatment of germline BRCA breast cancer, reveglucosidase alfa (formerly referred to as BMN 701), a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase 3 clinical development for the treatment of Pompe disease, BMN 111, a modified C-natriuretic peptide, which is currently in Phase 2 clinical development for the treatment of achondroplasia, cerliponase alfa (formerly referred to as BMN 190), a recombinant human tripeptidyl peptidase-1 (rhTPP1) for the treatment of CLN2 disorder, a form of Batten disease, which is currently in Phase 1, BMN 270, an AAV-factor VIII vector, for the treatment of hemophilia A and BMN 250, a novel fusion of alpha-N-acetyglucosaminidase (NAGLU) with a peptide derived from insulin-like growth factor 2 (IGF2), for the treatment of MPS IIIB. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding ordinary shares of Prosensa Holding N.V. described in this press release is being made pursuant to a tender offer statement on Schedule TO, filed by BioMarin Pharmaceutical Inc., BioMarin Falcons B.V. and BioMarin Giants B.V. with the SEC on December 12, 2014, as amended from time to time. Prosensa Holding N.V. filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on December 12, 2014, and amendments from time to time.

INVESTORS AND SECURITY HOLDERS OF PROSENSA ARE URGED TO READ BOTH THE SCHEDULE TO (AND THE INCLUDED OFFER TO PURCHASE) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TERMS OF THE OFFER, THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO.

The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all shareholders of Prosensa Holding N.V. at no expense to them from BioMarin by directing a request to Morrow & Co., LLC, the information agent for the tender offer, at prosensa.info@morrowco.com; (800)-267-0201; or 470 West Avenue, Stamford, CT 06902. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to BioMarin are intended to identify such forward-looking statements. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the risks detailed in BioMarin’s SEC filings, including those discussed in BioMarin’s Annual Report on Form 10-K for the year ended December 31, 2013 and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. BioMarin is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

###

3